Exhibit 99.1

WPCS Closes $1.5 Million Financing

Private Placement Raises Stockholders’ Equity

Above NASDAQ Minimum Requirement

SUISUN CITY, CA - (Marketwired – July 15, 2015) - WPCS International Incorporated (NASDAQ: WPCS), which specializesin contracting services for communications infrastructure, announced today that on July 14, 2015 it closed a $1,500,000 equity financing. As a result, the Company believes that, as of the date of this transaction, its stockholders’ equity now exceeds $2,500,000.

According to Interim CEO Sebastian Giordano, "Not only have we further increased our stockholders’ equity, but having recently secured a $1 million line of credit and eliminated $1.7 million in notes that were originally due to be paid on September 30, 2015, this $1.5 million financing significantly improves our liquidity.”

Under the terms of a Securities Purchase Agreement, the Company issued to certain accredited investors in a private placement an aggregate of 8,119 shares of Series H-1 Preferred Convertible Stock of the Company, par value $0.0001 per share (“Series H-1 Shares”), and warrants to purchase 1,217,861 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), with an exercise price of $1.66 per share (“Warrants”) based upon closing price of the Company’s common stock on July 14, 2015. The purchase price for each Series H-1 Share was $166 and the purchase price for each warrant was $0.125 per share of Common Stock, for an aggregate purchase price for the Series H-1 Shares and Warrants of $1,500,000.

About WPCS International Incorporated
WPCS provides contracting services to the public services, healthcare, energy and corporate enterprise markets in the United States. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
WPCS International Incorporated
David Allen

Chief Financial Officer

Phone: 707.759.6008

Email: david.allen@wpcs.com